Exhibit 99.1

LIBERTY GLOBAL REITERATES COMMITMENT TO BINDING TERMS OF SUNRISE'S ACQUISITION OF UPC SWITZERLAND
Denver, Colorado - August 26, 2019

Liberty Global notes the recent statements by Freenet AG and Sunrise Communications with respect to the proposed acquisition of Liberty’s Swiss operation by Sunrise, announced on February 27, 2019.

Liberty Global is fully committed to completing the transaction as agreed. The company has not had any discussions regarding amending the binding transaction terms, and has no intention or interest in doing so. We are pleased with the continued turnaround by UPC Switzerland, as demonstrated in our recently published earnings announcement.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333            Molly Bruce +1 303 220 4202

John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +1 303 784 4528